EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Repurchases 250,000 Shares, Reaffirms Record 2007 Results

CHARLOTTE, Michigan, Jan. 14, 2008 - Spartan Motors, Inc. (NASDAQ: SPAR) reported it has repurchased 250,000 shares of its common stock in the open market in December 2007, reflecting the Company's belief that its stock is undervalued. Spartan also confirmed it expects to report a record 2007 fourth quarter and year-end driven by growth in all three of its primary product lines - luxury motorhome chassis, emergency rescue and specialty vehicles.

The Charlotte, Mich.-based manufacturer of custom chassis and specialty vehicles said it completed the recent share buyback at an average price of $7.75 per share. In July 2007, Spartan received authorization from its board of directors to repurchase up to 1 million shares over a 12-month period. Spartan said it will continue to evaluate its best use of cash, but indicated continued stock buybacks will remain part of the mix.

"Despite the current uncertain economic conditions in 2008, we have multiple product lines supporting our diverse business model," said John Sztykiel, president and CEO of Spartan Motors. "We are positioned well to grow our business. Luxury motorhome chassis are less sensitive to increases in fuel prices than the RV market as a whole. Emergency-rescue vehicles must still respond to calls for help every 20 seconds, regardless of the economy. Lastly, with the current backlog and the expectation of additional subcontract orders in the near future from our MRAP military customers, our specialty vehicle chassis will see very substantial growth in 2008.

"In addition, the accelerating service/parts business and our expected improvements in efficiency and return on invested capital place Spartan in a strong position for 2008 and beyond. Thus, we believe our shares to be currently undervalued. Based on these foundational platforms, we look forward to a strong finish in 2007, and we remain comfortable with the range of our analysts' earnings estimates for fiscal 2008 of $0.80 to $1.06 per share."

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,300 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

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This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Words and phrases such as "expect" or "believe," statements that a particular result or condition is "on track," or "improving," and similar expressions regarding the plans and objectives of the Company are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Dave Reid Spartan Motors, Inc. (517) 543-6400	Ryan McGrath or Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

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